EMPLOYMENT AGREEMENT

This Employment Agreement (the “AGREEMENT”), dated as of December 18, 2007 and effective as of December 3, 2007 (the “Effective Date”), is made and entered into by Paul Noack (“EXECUTIVE”) and HERBALIFE INTERNATIONAL OF AMERICA, INC. (“COMPANY”). The parties to this Agreement agree as follows:

1.	Employment At-Will. Subject to each party’s respective compliance with those obligations required hereunder upon termination of this Agreement, the Company and Executive acknowledge and agree that each can terminate the employment relationship hereunder at any time upon written notice to the other, with or without prior notice, for any reason or for no reason. Executive has received no promise of continued employment or employment for any specific period of time, and no employee of the Company, including without limitation the Company’s officers, has the authority to alter the at-will nature of the employment relationship except in a written employment contract signed by an authorized Company executive and by Executive.

Executive is currently employed by the Company at the Company’s primary office location in metropolitan Los Angeles, California (the “Home Location”). It is intended that Executive shall hereafter (i) relocate his primary place of employment to Hong Kong (the “Host Location”) at such time as Executive and the Company mutually determine and agree (the occurrence and continuation of such event being herein referred to as the “Relocation”) and (ii) at such time as the period of the Relocation shall end, Executive shall return to the Home Location (the occurrence of such event being herein referred to as the “Return”). Executive’s Relocation shall in all events be subject to the proper and timely processing of passport, visa, work permit and other related documents, as well as medical and Hong Kong government clearances, required of the Executive in connection with this international assignment.

Notwithstanding anything to the contrary in this Section, during any period that Executive is seconded by the Company to another entity, Executive shall not have any authority to negotiate on behalf of the Company, or to modify or accept contracts on behalf of the Company or to otherwise bind the Company to any contract with any third party or to conduct any business in the name of or on behalf of the Company. Further, any contract presented to Executive that is intended to bind the Company must be entered into by a duly authorized officer of the Company located in the principal business offices of the Company in the United States.

2.	Duties. Executive shall serve as the Managing Director, Asia-Pacific Region, with all of the authority, duties and responsibilities commensurate with such position and such other duties commensurate with such position as are assigned to Executive from time to time. Executive shall report to the office of the President and Chief Operating Officer of Company (currently Greg Probert). From and after and during the continuation of the Relocation, Executive shall be based at the Host Location.

3.	Compensation, Benefits and Related Matters.

Base Salary. Executive shall receive a Base Salary at the per annum rate of Five Hundred Fifty Thousand US Dollars (US$550,000), payable bi-weekly to Executive’s U.S. bank account in accordance with the Company’s payroll procedures. Additionally, Executive shall receive 20,000 stock appreciation rights (“SAR”) and 10,000 restricted stock units (“RSU”) under the Herbalife Ltd. 2005 Stock Incentive Plan (the “2005 Plan”), which shall vest and otherwise be governed according to the terms of the 2005 Plan and the underlying SAR and RSU Unit Award Agreements provided separately to Executive.

Cost of Living Allowance. Once Executive’s family relocates to the Host Location (the “Family Relocation”), Company shall pay Executive a monthly cost of living allowance equal to $1,333 USD/month. Such allowance together with certain other benefits provided to Executive hereunder is herein referred to as a “HK Perquisite.”

Housing. The Company shall pay the housing rental of Executive, including the housing deposits, utilities, and telephone charges as follows: From and after Executive’s Relocation and until the Family Relocation, the Company will provide housing to Executive in the form of a two-bedroom, furnished apartment at the Four Seasons located in Hong Kong. Upon the Family Relocation, the Company will provide housing in the form of a 4-bedroom unfurnished apartment having total monthly expense, including utilities and phone charges, in such reasonable and customary amount as conditions in Hong Kong require and as shall be mutually agreed and approved by the Company and Executive. In each such case, the underlying lease, utilities and phone charges shall be in the Company name and the Company shall pay the utilities, phone and landlord directly. All amounts advanced for deposits shall be returned to Company at the conclusion of the rental. Such payments and provisions for housing together with certain other benefits provided to Executive hereunder are also herein referred to as a “HK Perquisite.”

While Executive is residing in the two-bedroom apartment (i.e., before the Family Relocation), he shall receive a $500 monthly differential payment for food, daily expenses and other incidentals. Such monthly payment together with certain other benefits provided to Executive hereunder is also herein referred to as a “HK Perquisite.”

Dependent Education Reimbursement. Upon the Family Relocation and Executive’s children’s enrollment in school, the Company shall reimburse Executive the reasonable cost of tuition fees for each child under age 18; provided, however, that such schooling reimbursement shall be only for the equivalent of kindergarten through 12th grade. Additionally, Company shall reimburse Executive for the cost of ancillary fees for books, local transportation (such transportation to be only by school bus or mass transit (i.e., subway, public bus)) and, if required, uniforms. Such reimbursement payments and provisions for educational needs together with certain other benefits provided to Executive hereunder are also herein referred to as a “HK Perquisite.”

Transport Expenses. From and after the Family Relocation, Company shall provide Executive a car for use in the performance of his duties. The car will be the customary vehicle for locals of Executive’s position with lease payments not to exceed $1,750 USD/month. Such provision of said auto allowance together with certain other benefits provided to Executive hereunder is also herein referred to as a “HK Perquisite.”

Bonus. Executive is eligible to participate in the Company’s Senior Management Bonus Incentive Plan. Payouts are discretionary, but if made, are based against specific objectives set through Company’s Performance Management Program (Management By Objectives) for both Executive and Company. The bonus payment is at the discretion of the senior executives of Company. The payout target for your position shall not be less than 50% of your calendar year ending Base Salary.

Long Term Incentive Plan. Executive shall be eligible and entitled to participate in the Company’s long term incentive plan for senior executive employees, if any. The size, form and timing of grants, if any, shall be consistent with competitive practice, internal positions responsibilities, and subject to the joint approval of the Chief Executive Officer of the Company as well as the Company’s Compensation Committee serving under its Board of Directors.

Vacation. Executive shall receive all Hong Kong public holidays and shall also be entitled to four (4) weeks vacation leave per year to be taken at a mutually convenient time or times. If not so taken, Executive shall be entitled to accrue and carry over any unused vacation to future years up to a maximum of ten (10) weeks of paid vacation; it being intended that once such maximum amount of vacation time is so accrued, no additional vacation will accrue to Executive until such time as Executive’s vacation accrual drops below an aggregate of ten (10) weeks. In no event will Executive’s vacation accrual exceed ten (10) weeks. Additionally, the Company will provide business class travel for one home leave trip per year for Executive and accompanying immediate family dependents (five tickets total) to visit Executive’s point of origin Los Angeles, California in the United States (“Home Location”). If possible, Executive should schedule his trip to the Home Location to coincide with a business trip. Such provision of such travel accommodations together with certain other benefits provided to Executive hereunder is also herein referred to as a “HK Perquisite.”

Health Benefits and Insurance Coverage. Executive and Executive’s qualified dependents shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by the Company to its most senor executives (including its President and Chief Operating Officer) but specifically excluding its Chief Executive Officer) including without limitation, those relating to group medical, dental, vision, long-term disability, Directors and Officers liability insurance, accidental death and dismemberment insurance, and life insurance, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and subject to the Company’s right to modify, amend or terminate any such plan or arrangement with or without prior notice. Executive shall be entitled to participate in the Company’s 401K program and the Company’s Deferred Compensation program. To the extent that any such benefit plan is not available in the Host Location, the Company shall provide Executive and qualified immediate dependents with a reasonable alternative coverage plan for benefits similar to that provided to US-based employees at Executive’s level.

Tax

Tax Service. While on assignment to the Host Location, Executive will pay the same U.S. income (federal, state and local) and social security taxes that Executive would have paid had Executive remained in the Home Location. To accomplish this, there will be an amount deducted from Executive’s pay corresponding to the U.S. federal and state and local (if applicable) income tax, as well as U.S. Social Security tax, medicare tax, and any other tax applicable to Executive’s Home Location, that Executive would have paid on all compensation and benefits received hereunder (other than the HK Perquisites) and had Executive lived and worked in the United States (“retained hypothetical tax”). This retained hypothetical tax will be calculated and deducted from Executive’s compensation and will replace actual withholdings. After Executive’s tax returns are prepared, Executive’s retained hypothetical tax will be recomputed to reflect the actual facts (including Executive’s receipt of all compensation and benefits, including the HK Perquisites and all tax gross up or similar payments required hereunder) for the year (the “final actual tax”) and the difference between the retained hypothetical tax and the final actual tax will be settled promptly thereafter and paid by the Company (either to Executive or to all applicable taxing authorities). Executive will be required to comply with all U.S., state and local and foreign laws regarding personal income and social taxes. The Company will be responsible for the payment of all U.S., state and local and foreign income and social taxes to which Executive is liable related to the period of Executive’s assignment. It is fully intended that Executive be made whole on an after tax basis such that after taking into account all payments, compensation, reimbursements, and benefits (including HK Perquisites) hereunder, Executive shall have borne the burden of solely the amount of the retained hypothetical tax with the burden for all other taxes, assessments or payments in excess thereof remitted to any applicable governmental or taxing authority being borne and paid by the Company (including those attributable to any such payments so made by the Company on Executive’s behalf hereunder).

Executive will be responsible and liable for the submission of Host and Home Location tax returns. To assist Executive in this regard, the Company will designate a tax return preparer and pay for the preparation of required tax returns and tax equalization settlement calculations for Executive for all tax years affected by the expatriate assignment. For purposes of the Company’s tax equalization policy, Executive agrees to either personally provide the Company with a copy of Executive’s completed tax returns applicable to the years affected by Executive’s expatriate assignment or allow the tax return preparer to provide this information directly to the Company for Executive. The Company recommends that Executive consult such tax return preparer prior to his departure to discuss the provision of tax equalization services and to confirm his understanding of such provision. Such payments and provisions for Executive’s tax return preparation together with certain other benefits provided to Executive hereunder is also herein referred to as a “HK Perquisite.”

Tax Equalization. The Company believes that an employee accepting an expatriate assignment should neither gain nor lose economically (tax equalization) from an income or social security taxation standpoint.  It is the Company’s intention that an expatriate assignment be tax neutral to the employee.  Therefore, except for those tax gross-up payments required to be made by the Company to or for the benefit of Executive hereunder, Executive will generally be held responsible, during the expatriate assignment, for no more and no less than total income and social security taxes that he would have incurred (exclusive of his receipt of the HK Perquisites) had he not accepted an expatriate assignment and remained working in the Home Location.  Thus Executive shall receive all assignment allowances such as housing, transportation, cost of living, education, tax reimbursement and other expatriate allowances on a tax-free basis.

The terms, conditions, allowances, and other expatriate policies and procedures of the Company will apply to you and those dependents who will reside with you in the Host Location.  A copy of Herbalife’s “Policies and Procedures for Expatriate Assignments” along with the “Tax Equalization Policy” has been provided to you for your review.

Tax Gross Up Payments. In the event that either (i) any HK Perquisite that is or may be paid or provided to or in respect of Executive by the Company or any affiliated Company pursuant to this Agreement (“Covered Payments”), results in any income or other tax liability or obligation imposed upon Executive (each a “Reimbursable Tax”) or (ii) any amount or benefit that may be paid or provided to or in respect of Executive by the Company or any affiliated company, whether pursuant to this Agreement or otherwise (also collectively “Covered Payments”), is or may become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision) (“Excise Tax”), the Company shall pay to Executive a “Reimbursement Amount” defined as an amount which, when added to the Covered Payments and after taking into account any federal, state or local tax resulting from the Covered Payment and the Reimbursement Amount, will provide Executive with after tax receipts equal to the amount that Executive would have earned and received had no Reimbursable Tax or Excise Tax been imposed on the applicable Covered Payments.

All payments made under this Agreement will be made in compliance with Section 409A (“Section “409A”) of the Internal Revenue Code of 1986, as amended (or any successor provision), and the parties hereto agree that this Agreement will be amended prior to December 31, 2008, such that it will be in compliance with Section 409A. To the extent that the Company enters into any agreement with the Company’s Chief Financial Officer and General Counsel (the “Comparable Executives”) prior to December 31, 2008, pursuant to which the Company agrees to provide such Comparable Executives indemnification under Section 409A, the Company shall provide Executive similar indemnification.

A guide to what will be tax equalized and what will be grossed up is attached hereto as Annex A.

Club Use. Company shall reimburse Executive up to $13,200 USD/ year for one family club membership for Executive and his family members upon proper substantiation. Additionally, Company shall reimburse Executive for any customary and reasonable business expenses related to entertaining at such club in keeping with Company policy. Such payments or reimbursements pertaining to such club membership together with certain other benefits provided to Executive hereunder is also herein referred to as a “HK Perquisite.”

One-Time Relocation, Family Relocation and Return Expenses. The Company shall provide and pay for the following expenses and/or services as they relate to and are used in connection with each of (i) the Relocation of each of Executive and Executive’s family members and (ii) the Return of each of Executive and Executive’s family members:

•	A local relocation service to assist Executive and his family members with settling in Hong Kong upon the Family Relocation. This service shall include assistance with applicable visas, transportation, apartment or house hunting, school enrollment for Executive’s children, and other required services to ease the transition.

•	Business class airfare for each of the Relocation and the Family Relocation, as well as the Return of each of Executive and his family members to the Home Location.

•	Transportation of household goods upon the Family Relocation and the Return of each of Executive’s family members to the Home Location.

•	One-time settling allowance of $10,000 USD for repurchase of local appliances, daily use items to set up household upon the Family Relocation which amount shall be payable within 30 days of Executive’s family’s Relocation. Such provision shall not apply for and with respect to the Return of Executive and his dependent family members to the Home Location.

•	Storage of household goods if required throughout the period of Executive’s family member’s Relocation to Hong Kong.

Other Benefits. Additionally, Executive shall receive all other benefits that those Company executives that are similarly situated to Executive (i.e., Band 3 executives) currently receive.

4.	Termination Payment. Although nothing in this Section 4 shall be construed to alter the at-will nature of employment as set forth in Section 1 above, if Executive’s employment is terminated either (i) by the Company without “Cause” (as hereinafter defined) at any time, (ii) by the Company or by Executive within three (3) months prior to or within six (6) months following a “Change of Control” (as hereinafter defined), or (iii) by Executive for “Good Reason” (as hereinafter defined), Executive will be paid a lump sum amount equal to two times Executive’s then-current annual salary (the “Salary Severance”), in addition to all other accrued entitlements such as unpaid salary up to the date of termination and accrued vacation, if any. If Executive is terminated by the Company without Cause or due to a Change in Control or Executive’s death, disability or retirement or resigns for Good Reason, the Company will relocate Executive and his family members to the Home Location in the manner contemplated under Section 3 of this Agreement and provide Executive with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000; Executive shall not be entitled to cash in lieu of outplacement services. If Executive is terminated by the Company without Cause, due to a Change in Control, resigns for Good Reason, retires, dies or resigns as a result of a disability, Executive will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable fiscal year of the Company (the “Bonus Severance”). Upon any termination of Executive’s employment with the Company hereunder, Executive shall have no duty to mitigate. As a precondition to the Company’s obligation to pay Executive severance of two years of salary and a pro rata bonus, Executive agrees to execute and deliver to the Company a fully effective general release in the form attached to this Agreement as Attachment “C.” Company shall pay Executive the Salary Severance on the date which is the later of ten days after the date on which it receives the signed release or six months after the date of separation from service, and the Company shall pay the Bonus Severance on the date which is the later of ten days after the date on which it receives the signed release, the date on which Company pays bonuses to Company’s senior executives for the applicable year, or the date that is six months after the date of separation from service. Executive understands and agrees that Executive shall not be entitled to any other severance benefit not set forth in this Agreement, and accordingly Executive expressly acknowledges that the Company will not be obligated to make 401(k) contributions following the termination of Executive’s employment.

In the event that Executive and/or his dependent family members is or are qualified for and elect COBRA coverage under the Company’s health plans after a termination without Cause, or due to a Change in Control or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Executive is reemployed, or for a period of two years, whichever occurs first. Upon a termination for Cause or Executive’s resignation without Good Reason (other than due to death, disability or retirement, except as set forth in this Section 4 and/or one or more separate written agreements between Company and Executive, all unearned compensation, benefits and unvested options shall be forfeited.

If Executive is terminated by the Company without Cause or due to a Change in Control or resigns for Good Reason and on the effective date of such termination, Executive is subject to a “trading blackout” or “quiet period” with respect to the Company’s common shares or if the Company determines, upon the advice of legal counsel, that on the effective date of such termination Executive may not to trade in the Company’s common shares due to Executive’s possession of material non-public information, in each case, which restriction or prohibition continues for a period of at least twenty consecutive calendar days, Executive will be paid an additional lump sum amount equal to $125,000 (the “Blackout Period Severance”). Company shall pay Executive the Blackout Period Severance on the same date that the Salary Severance is paid.

For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s services in the event of any of the following acts or circumstances: (i) Executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Executive’s substantial and repeated failure to attempt to perform Executive’s lawful duties as contemplated in Section 2 of this Agreement, except during periods of physical or mental incapacity; (iii) Executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) Executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) Executive’s material breach of this Agreement or material breach of any other written agreement between Executive and the Company’s affiliates governing Executive’s equity compensation arrangements (i.e., any agreement with respect to Executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that Executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

Executive will be deemed to have “Good Reason” to resign his employment with the Company hereunder if Executive terminates his employment because of (i) a material diminution of Executive’s duties as Managing Director, Asia-Pacific Region, (ii) a change in Executive’s primary business location from either the Home Location or the Host Location, (iii) the failure by any successor of the Company to assume in writing the Company’s obligations under this Agreement, (iv) the breach by the Company in any respect of any of its obligations under this Agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from Executive describing such circumstance or breach in reasonable detail, or (v) the imposition by the Company of a requirement that Executive report to a person other than the President and Chief Operating Officer of the Company. Executive shall not have a Good Reason to resign if the Company suspends Executive due to an indictment of Executive on felony charges, provided that the Company continues to pay Executive’s salary and benefits.

For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 or 13d-5 of the Securities Exchange Act), directly or indirectly, of either the voting securities or total securities of any one or more of the Company or any direct or indirect parent company of the Company (each a “Target Company”), representing more than fifty percent (50%) or more of either the voting power or total equity represented by the Company’s or such Target Company’s then outstanding voting or other securities; (ii) the consummation of the sale, transfer, lease, or other disposition by the Company or any Target Company of all or substantially all of its assets in a single transaction or in a series of related transactions; or (iii) the consummation of a merger, liquidation, joint venture, combination, consolidation, recapitalization, or other reorganization transaction involving the Company or any Target Company, other than any such transaction which would result in the voting securities of the Company or such Target Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, such Target Company or such surviving entity or joint venture outstanding immediately after such transaction.

5.	Confidential and Proprietary Information.

(a)	The parties agree and acknowledge that during the course of Executive’s employment, Executive will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company’s and its affiliates’ distributors and customers and potential distributors and customers (hereinafter referred to collectively as “DISTRIBUTORS”), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company’s or any of its affiliates’ products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company’s and its affiliates’ business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company’s and its affiliates’ licensors, vendors and other suppliers and the identities of the Company’s and its affiliates’ contact persons at such licensors, vendors and other suppliers; the identities of the Company’s and its affiliates’ key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates as he deems appropriate in his good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to the Company or any of its affiliates. Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except either as required by law, Executive shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Information will not be deemed confidential under this Agreement to the extent that it is (x) known publicly or in the industry generally or (ii) is obtained (or can be obtained) from a public source or any source other than the Company and its affiliates that is not known to be under any obligation of confidentiality to the Company.

(b)	All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company’s premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his possession or under his custody or control upon the termination of his employment (other than such materials received by Executive solely in his capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

(c)	All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company’s or any of its affiliates’ premises or property (collectively, the “DEVELOPMENTS”) shall be the sole and exclusive property of the Company and its affiliates, as applicable. Executive assigns and transfers to the Company his entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company’s expense.

(d)	Following the termination of Executive’s employment, Executive will reasonably cooperate with the Company (at the Company’s expense, if Executive reasonably incurs any out-of-pocket costs with respect thereto) in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their Distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to Executive’s duties and activities conducted on behalf of the Company or its Subsidiaries.

(e)	The provisions of this Section 5 and Section 6 shall survive any termination of this Agreement and termination of Executive’s employment with the Company and shall continue in effect during Executive’s employment and for a period of twenty-four (24) months immediately thereafter.

6.	Non-Solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its affiliates’ trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during the Executive’s employment and for a period of twenty-four (24) months immediately thereafter (the “NONSOLICITATION PERIOD”), he will not directly or indirectly or through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time within six months prior to the date of any solicitation by Executive or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any competitive business, wherever located.

7.	Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 5 and 6 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 5 or 6 will result in irreparable injury to the Company and its affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Section 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. In addition, in the event of a violation by Executive of Section 5 or 6 of this Agreement, the Nonsolicitation Period will be tolled until such violation has been duly cured. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

8.	Assignment; Successors and Assigns. Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive’s rights hereunder be subject to encumbrance of the claims of creditors. This Agreement may be assigned by the Company without the consent of Executive to (a) any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise (upon which entity this Agreement shall be binding) or (b) any affiliate of the Company; provided, however, that in neither case shall the Company be released form its obligations hereunder, nor shall any assignment to any affiliate lessen the Executive’s rights with respect to his position, duties, responsibilities, or authority with respect to the Company.

9.	Governing Law; Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in California.

10.	Severability of Provisions. In the event that any provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement.

11.	Warranty. As an inducement to the Company to enter into this Agreement, Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

12.	Entire Agreement. The terms of this Agreement and any other agreement, document or plan expressly referenced herein are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

13.	Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

14.	Indemnity. The Company shall indemnify Executive to the fullest extent permitted by applicable law as more fully described in the Indemnification Agreement currently existing between the Company and Executive; in the event that California law is deemed to apply and to permit the Company to provide more indemnification to Executive for the matters described in the Indemnification Agreement, the Company agrees to provide such indemnification to the fullest extent permitted under California law.

15.	Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Paul Noack

2816 Sandhurst Avenue

Thousand Oaks, CA 91362

With a copy to:

Greenberg Traurig. LLP

3290 Northside Parkway

Suite 400

Atlanta, Georgia 30327

Attention: Joel A. Katz

If to the Company:

Herbalife International of America, Inc.

1800 Century Park East

Los Angeles, California 90067

Attention: General Counsel

or to such other address as either party will have furnished to the other in writing. All notices and communications shall be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) five (5) business days after being sent by first class certified mail, return receipt requested, postage prepaid (and if applicable, by required international US mail service); or (c) two (2) business day after sending by an internationally recognized next-day delivery service designated for priority overnight delivery with all delivery fees prepaid and with confirmation of receipt. As used herein, the term “business day” means any day that is not Saturday, Sunday or legal holiday in the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE,

By: /s/ Paul Noack

Name: PAUL NOACK

Date: December 18, 2007

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By: /s/Greg Probert
Name: GREG PROBERT
Title: PRESIDENT, CHIEF OPERATING OFFICER

Date:

ATTACHMENT “A”

Tax Equalization and Gross Up Chart

ATTACHMENT “B”

Agreement and General Release

Agreement and General Release (“AGREEMENT”), by and among PAUL NOACK (“EXECUTIVE” and referred to herein as “you”) and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (the “COMPANY”).

1. In exchange for your waiver of claims against the Company Entities (as defined below) and compliance with other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4 of your Employment Agreement with the Company.

2. (a) In consideration for the payments and benefits to be provided to you pursuant to paragraph 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, and assigns (hereinafter referred to collectively as “EXECUTIVE RELEASORS”), FOREVER RELEASE AND DISCHARGE the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “COMPANY ENTITIES”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “CLAIMS”), which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related in any way to your employment by (including, but not limited to, termination thereof) the Company Entities up to and including the date on which you sign this Agreement, except as provided in subsection 2(c) below.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974,(excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended; (ii) any claim under the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, or the California pregnancy Disability Leave Law; (iii) any other claim (whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which you sign this Agreement; (2) with respect to your right to enforce your rights that survive termination under the Employment Agreement or any other written agreement entered into between you and the Company (including, without limitation, any agreements granting you any stock units, stock appreciation rights, stock options or any other equity grants or equivalents); (3) regarding rights of indemnification, receipt of legal fees and directors and officers liability insurance to which you are entitled under the Employment Agreement, the Company’s Certificate of Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

(d) In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement, and if you bring your own Claim in which you seek damages against any Company Entity, or if you seek to recover against any Company Entity in any Claim brought by a governmental agency on your behalf, the release set forth in this Agreement shall serve as a complete defense to such Claims, and you shall reimburse each Company entity for any attorneys’ fees or expense or other fees and expense incurred in defending such Claim; provided, however, if a class action claim or governmental claim is brought on your behalf, your obligations will be limited to (i) opting out of such action or other proceedings received in connection therewith to the Company, it being agreed that you shall not be liable to the Company for any attorneys’ fees or expense or other fees or expenses in the case of any such class action claim or governmental claim.

(f) Without limiting the generality of the foregoing, you waive all rights under California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. (a) This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

4. For two years from and after the date of your employment termination, you agree not to make any derogatory, negative or disparaging public statement about any Company Entity, or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of any Company Entity, it being agreed and understood that nothing herein shall prohibit you (a) from disclosing that you are no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by you described in this clause (c) are not based on confidential information obtained during the course of your employment with the Company. The Company agrees that it will not make any derogatory, negative or disparaging public statement about you in an authorized press release or authorized public announcement.

5. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

6. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

7. You acknowledge that your obligations pursuant to Sections 5, 6 and 7 of the Employment Agreement survive the termination of your employment in accordance with the terms thereof. The Company acknowledges that its obligations under Sections 3, 4, 8 and 14 of the Employment Agreement survive the termination of your employment in accordance with the terms thereof.

8. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

9. You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s President and Chief Operating Officer at the address specified pursuant to Section 15 of the Employment Agreement. After executing this Agreement, you shall have seven (7) days (the “REVOCATION PERIOD”) to revoke this Agreement by indicating your desire to do so in writing delivered to the President and Chief Operating Officer at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “AGREEMENT EFFECTIVE DATE”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

EXECUTIVE

By:

Paul Noack

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:
Name:
Title: